Exhibit (a)(3)
                       WORLDWIDE HEALTH SCIENCES PORTFOLIO


                        AMENDMENT TO DECLARATION OF TRUST

                                  JUNE 22, 1998


     AMENDMENT, made June 22, 1998 to the Declaration of Trust made March 26, 1996, as amended, (hereinafter called the "Declaration") of Worldwide Health Sciences Portfolio, a New York trust (hereinafter called the "Trust") by the undersigned, being at least a majority of the Trustees of the Trust in office on June 22, 1998.

     WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change, modify or rescind any provision of the Declaration provided such change, modification or rescission is found by the Trustees to be necessary or appropriate and to not have a materially adverse effect on the financial interests of the Holders;

     NOW, THEREFORE, the undersigned Trustees do hereby amend the Declaration in the following manner:

     Section 10.3 of Article X of the Declaration is hereby amended in its entirety to read as follows:

                                    ARTICLE X

     10.3. DISSOLUTION. The Trust shall be dissolved 120 days after a Holder of an Interest either (i) makes an assignment for the benefit of creditors, or (ii) files a voluntary petition in bankruptcy, or (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding, or (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding referred to in clauses (iii) or (iv), or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Holder or of all or any substantial part of its properties, whichever shall first occur; PROVIDED, HOWEVER, that if within such 120 days Holders (excluding the Holder with respect to which such event of dissolution has occurred) owning a majority of the Interests vote to continue the Trust, such Trust shall not dissolve and shall continue as if such event of dissolution had not occurred.

     IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument to be effective on the date set forth above.



/s/  Donald R. Dwight                   /s/  Norton H. Reamer
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     Donald R. Dwight                        Norton H. Reamer


/s/  James B. Hawkes                    /s/  John L. Thorndike
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     James B. Hawkes                         John L. Thorndike


                                        /s/  Jack L. Treynor
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     Samuel L. Hayes, III                    Jack L. Treynor